EXHIBIT 4.(a)

                    AMENDMENT TO SHAREHOLDER RIGHTS AGREEMENT

         THIS AMENDMENT TO SHAREHOLDER RIGHTS AGREEMENT (this "Amendment") is made and entered into this 20th day of February, 1997, effective for all purposes as of the 6th day of December, 1996 by and between FLORIDA PROGRESS CORPORATION, a Florida corporation (the "Company") and THE FIRST NATIONAL BANK OF BOSTON (the "Rights Agent").


                              W I T N E S S E T H:

         WHEREAS, Florida Progress Corporation (the "Company"), a Florida corporation, and Manufacturers Hanover Trust Company ("Manufacturers"), a New York Corporation, previously entered into that certain Shareholder Rights Agreement dated November 21, 1991 (the "Rights Agreement"), with Manufacturers serving as the original Rights Agent under and as defined in the Rights Agreement; and

         WHEREAS, under and in accordance with the Rights Agreement, ChaseMellon Shareholder Services, L.L.C. ("ChaseMellon") succeeded Manufacturers Hanover Trust Company as Rights Agent; and

         WHEREAS, under and in accordance with the Rights Agreement, and pursuant to a Rights Agency Agreement effective December 6, 1996, The First National Bank of Boston succeeded ChaseMellon as, and now is, the sole Rights Agent; and

         WHEREAS, in furtherance of the substitution of The First National Bank of Boston as Rights Agent, the parties desire to amend the terms and provisions of the Rights Agreement in certain respects;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth in this Agreement, the parties hereby agree as follows:

1.       REFERENCE TO RIGHTS AGREEMENT.

         Reference is hereby made to the Rights Agreement. The Company and the Rights Agent do hereby agree that the Rights Agreement and its terms and provisions shall be and are hereby amended by this Amendment. Except as amended hereby, all terms and provisions of the Rights Agreement as in effect immediately prior to the effectiveness hereof are hereby ratified and affirmed. Any reference in this Amendment to the Rights Agreement shall be deemed a reference to the Rights Agreement as amended hereby, unless the context herein indicates otherwise. Capitalized terms used herein shall have the meanings given such terms in the Rights Agreement, except as the manner in which such terms are used herein indicates otherwise.






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Amendment to Shareholder Rights Agreement
Page 2


2.       SUBSTITUTION OF RIGHTS AGENT.

         The appointment and substitution of The First National Bank of Boston as the sole Rights Agent under the Rights Agreement is confirmed and ratified. Any reference in the Rights Agreement to the "Rights Agent" shall be deemed to be a reference to The First National Bank of Boston unless and until The First National Bank of Boston shall cease to be the Rights Agent in accordance with the terms of the Rights Agreement.

3.       AMENDMENT OF SECTION 2.

         The second sentence of Section 2 of the Rights Agreement is hereby deleted and in its place and stead is substituted the following:

                *                   *                    *

The Company may from time to time appoint such co-Rights Agent or Agents as it may deem necessary or desirable, in its sole discretion, upon ten (10) days' prior written notice to the Rights Agent. No co-Rights Agent shall have any duty to supervise, nor shall any co-Rights Agent have any liability for or with respect to any act or omission of, any other co-Rights Agent.

                *                   *                    *

4.       AMENDMENT OF SECTION 3.

         Section 3(e) of the Rights Agreement is hereby deleted and in its place and stead is substituted the following:

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         (e) Rights shall be issued in respect of all shares of Common Stock which are issued after the Record Date but prior to the earlier of the Distribution Date or the Expiration Date. Certificates representing such shares of Common Stock shall also be deemed to be certificates for Rights, and shall bear a legend substantially to the following effect (provided, however, no legend shall be deemed not to comply with this provision by reason of any error in reference to the Rights Agent or to the date of this Agreement or any amendment or supplement hereto, or any other matter of similar importance; and, provided further, however, that any legend on any such certificate which substantially complied with this provision as in effect when such legend was placed on such certificate shall be deemed to comply with this Agreement as from time to time in effect):




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Amendment to Shareholder Rights Agreement
Page 3


         This certificate also evidences and entitles the holder of this certificate to certain Rights as set forth in the Shareholder Rights Agreement, as amended (the "Rights Agreement"), between Florida Progress Corporation (the "Corporation") and the rights agent named therein (the "Rights Agent"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal office of the Corporation. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. The Corporation will mail to the holder of this certificate a copy of the Rights Agreement, as in effect on the date of mailing, without charge, promptly after receipt of a written request therefor. Under certain circumstances set forth in the Rights Agreement, Rights issued to, or held by, any Person who is, was or becomes an Acquiring Person or any Affiliate or Associate thereof (as such terms are defined in the Rights Agreement), whether currently held by or on behalf of such Persons or by any subsequent holder, may become null and void.

         The Rights shall not be exercisable, and shall be void so long as held, by a holder in any jurisdiction where the requisite qualification to the issuance to such holder, or the exercise by such holder, of the Rights in such jurisdiction shall not have been obtained or be obtainable.

With respect to certificates containing such a legend, until the earlier of: (i) the Distribution Date or (ii) the Expiration Date, the Rights associated with the Common Stock represented by such certificates shall be evidenced by such certificates alone and registered holders of Common Stock shall also be the registered holders of the associated Rights, and the transfer of any of such certificates shall also constitute the transfer of the Rights associated with the Common Stock represented by such certificates.

                *                   *                    *

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment on such date, and effective such date, as first above written.


FLORIDA PROGRESS CORPORATION                   THE FIRST NATIONAL BANK
                                                OF BOSTON


By: /s/ Jeffrey R. Heinicka                    By: /s/Colleen Shea
   ------------------------------                 -----------------------
       Jeffrey R. Heinicka                        Authorized Officer
       Senior Vice President and
       Chief Financial Officer